Exhibit 2.1

MASTER PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

GSI Group Inc.,

GSI Group Corporation,

GSI Group Corporation, Korea Branch,

GSI Group Corporation, Taiwan branch,

GSI Group Japan Corporation,

GSI Group GmbH

and

Electro Scientific Industries, Inc.

April 9, 2013

i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		27

3.1	Organization	27
3.2	Authorization of Transaction	28
3.3	Noncontravention	28
3.4	Broker’s Fees	28
3.5	Litigation	28
3.6	No Other Representations or Warranties	29

ARTICLE IV INDEMNIFICATION		29

4.1	Indemnification by GSI	29
4.2	Indemnification by Buyer	29
4.3	Claims for Indemnification	30
4.4	Survival	31
4.5	Limitations	32
4.6	Treatment of Indemnification Payments	34

ARTICLE V TAX MATTERS		34

5.1	Preparation and Filing of Tax Returns; Payment of Taxes	34
5.2	Cooperation on Tax Matters; Tax Audits	35

ARTICLE VI FURTHER AGREEMENTS		36

6.1	Conduct of Business Prior to the Closing	36
6.2	Access to Information	36
6.3	No Solicitation of Other Bids	36
6.4	Notice of Certain Events	37
6.5	Post-Closing Access to Information; Record Retention; Cooperation	37
6.6	Disclosure Generally	39
6.7	Certain Employee Benefits Matters	40
6.8	Use of Name for Transition Period	42
6.9	Non-Solicitation	43
6.10	Bulk Sales Laws	43
6.11	Receivables	43
6.12	Closing Conditions	44
6.13	Releases	44

ARTICLE VII CONDITIONS TO CLOSING		44

7.1	Conditions to Obligations of All Parties	44
7.2	Conditions to Obligations of Buyer	45
7.3	Conditions to Obligations of Sellers	46

ARTICLE VIII TERMINATION		46

8.1	Termination	46
8.2	Effect of Termination	47

ARTICLE IX MISCELLANEOUS		47

9.1	Press Releases and Announcements	47
9.2	No Third Party Beneficiaries	47
9.3	Action to be Taken by Affiliates	48
9.4	Entire Agreement	48
9.5	Succession and Assignment	48
9.6	Counterparts and Signature	48
9.7	Headings	48
9.8	Notices	49
9.9	Governing Law	49
9.10	Amendments and Waivers	49
9.11	Severability	49
9.12	Expenses	50
9.13	Specific Performance	50
9.14	Submission to Jurisdiction	50
9.15	Construction	50
9.16	Foreign Exchange Conversions	51
9.17	Waiver of Jury Trial	51
9.18	Incorporation of Exhibits and Schedules	51
9.19	Attorneys’ Fees	51

Disclosure Schedule

Schedule 2.1	–	Sellers
Schedule 2.5	–	Financial Statements
Schedule 2.6	–	Certain Changes
Schedule 2.7	–	Undisclosed Liabilities
Schedule 2.10(b)	–	Registered Acquired Intellectual Property
Schedule 2.10(g)	–	Third Party Licensed Intellectual Property
Schedule 2.10(h)	–	Necessary Intellectual Property
Schedule 2.10(j)	–	Intellectual Property Fees
Schedule 2.10(k)	–	Excluded Material IP Agreements
Schedule 2.11	–	Contracts
Schedule 2.12	–	Litigation
Schedule 2.13	–	Indebtedness
Schedule 2.15	–	Products and Product Warranties
Schedule 2.16	–	Inventory
Schedule 2.17(a)	–	Customers and Suppliers
Schedule 2.19(a)	–	Collective Bargaining Agreements
Schedule 2.19(b)	–	Labor Matters
Schedule 2.19(c)	–	Business Employees
Schedule 2.20(a)	–	Business Benefit Plans
Schedule 2.21(b)	–	Environmental Matters – Law and Compliance
Schedule 2.21(c)	–	Environmental Matters – Claims
Schedule 2.24(a)	–	Business Relationships with Affiliates
Schedule 2.24(b)	–	Business Relationships with Related Persons
Schedule 2.27	–	Entire Business

Other Schedules

Schedule 1.1(a)(i)	–	Leased Facilities
Schedule 1.1(a)(ii)	–	Equipment
Schedule 1.1(a)(v)(i)	–	Excluded Contracts
Schedule 1.1(a)(v)(ii)	–	Contracts
Schedule 1.1(a)(vi)	–	Open Purchase Orders
Schedule 1.1(b)(xi)	–	Excluded Facilities
Schedule 1.1(d)(v)	–	Retention Payment Obligations
Schedule 1.2(a)	–	Allocation Schedule
Schedule 1.3(b)(v)	–	Continuing Intercompany Arrangements
Schedule 1.3(b)(vi)	–	Replacement Arrangements
Schedule 1.3(b)(vii)	–	Required Third Party Consents
Schedule 1.4(a)	–	Working Capital Statement
Schedule 6.6	–	Knowledge Persons

Exhibits

Exhibit A	–	Form of Assumption Agreement
Exhibit B	–	Form of Bill of Sale
Exhibit C	–	Form of Patent Assignment
Exhibit D	–	Form of Trademark Assignment
Exhibit E	–	Form of Transition Services Agreement
Exhibit F	–	Form of Amended and Restated Sigma Laser Agreement

v

TABLE OF DEFINED TERMS

Defined Term	Section

1060 Forms	1.1(a)(xv)
Accounts Receivable	1.1(a)(viii)
Acquired Assets	1.1(a)
Acquired Intellectual Property	1.1(a)(vi)
Adjusted Purchase Price	1.4(i)
Affiliate	2.1
Agreed Amount	4.3(b)
Agreement	Preamble
Allocation Schedule	1.2(b)
Assumed Liabilities	1.1(c)
Assumption Agreement	1.1(c)
Balance Sheet Date	2.5
Bill of Sale	1.3(b)(ii)
Business	Recitals
Business Benefit Plans	2.20(a)
Business Day	1.3(a)
Business Employee	6.7(a)
Business Material Adverse Effect	2.1
Business Properties	2.21(a)(viii)
Buyer	Preamble
Buyer Material Adverse Effect	3.3(b)
CERCLA	2.21(a)(i)
Claim Notice	4.3(b)
Claimed Amount	4.3(b)
Closing	1.3(a)
Closing Date	1.3(a)
Closing Working Capital Amount	1.4(a)
Closing Working Capital Statement	1.4(a)
Code	1.2(b)
Confidentiality Agreement	9.4
Contracts	1.1(a)(v)
Damages	4.1
Designated Contracts	2.11(b)
Disclosing Party	6.5(f)
Disclosure Schedule	ARTICLE II
Dispute Notice	1.4(b)
Employee Benefit Plan	2.20(a)
Environment	2.21(a)(iii)
Environmental Law	2.21(a)(v)
Environmental Matters	2.21(a)(vi)
Equipment	1.1(a)(ii)
ERISA	2.20(a)
Excluded Asset	1.1(a)(xv)

Defined Term	Section

Excluded Contracts	1.1(a)(v)
Excluded Facilities	1.1(b)(xi)
Excluded Liabilities	1.1(d)
Final Closing Working Capital Amount	1.4(b)
Final Closing Working Capital Statement	1.4(b)
Financial Statements	2.5
Fundamental Representations	4.4(a)
Governmental Entity	2.4(b)
Indebtedness	2.13
Indemnified Party	4.3(a)
Indemnifying Party	4.3(a)
Information	6.5(a)
Intellectual Property	2.10(a)(i)
Inventory	1.1(a)(iii)
Laws	1.2(b)
Leased Facilities	1.1(a)(i)
Leases	2.9(b)
Materials of Environmental Concern	2.21(a)(iv)
Most Recent Balance Sheet	2.5
Neutral Accountant	1.4(c)
New Buyer Employees	6.7(b)
Off-Site Liabilities	2.21(a)(vii)
Party, Parties	Preamble
Permits	2.23
Personal Property	2.26
Purchase Price	1.2(a)
Receiving Party	6.5(f)
Related Persons	2.24(b)
Release	2.21(a)(ii)
Retained Marks	6.8(a)
Security Interest	2.2(b)
Sellers	Preamble
Systems and Information	1.1(a)(iv)
Tax Audit	5.2(b)
Tax Returns	2.8(a)
Taxes	2.8(a)
Taxing Authority	5.2(a)
Trade Secrets	2.10(a)(ii)
U.S. GAAP	1.1(c)(i)
WARN	6.7(h)
Working Capital	1.4(a)

MASTER PURCHASE AND SALE AGREEMENT

This MASTER PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of April 9, 2013 by and between GSI Group Inc., a New Brunswick, Canada corporation, with business offices at 125 Middlesex Turnpike, Bedford, MA 01730 (“GSI”), GSI Group Corporation, a Michigan corporation (“GSI Michigan”), GSI Group Corporation, Korea Branch (“GSI Korea”), GSI Group Corporation, Taiwan branch (“GSI Taiwan”), GSI Group Japan Corporation (“GSI Japan”), GSI Group GmbH (“GSI Germany” and, together with GSI, GSI Michigan, GSI Korea, GSI Taiwan and GSI Japan, “Sellers”), and Electro Scientific Industries, Inc., an Oregon corporation (“Buyer”). Sellers and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

1. Sellers are engaged in the business of manufacturing, supplying and servicing (i) automated laser-based repair and trimming systems for process control and yield improvement, (ii) automated laser-based marking systems, and (iii) automated laser-based flat panel display repair systems, in each case targeting the global semiconductor and electronics markets and marketed and sold under the GSI brand (such business, as conducted by Sellers on the date hereof, being referred to herein as the “Business”);

2. Sellers collectively own or lease all of the Acquired Assets (as defined in Section 1.1(a)); and

3. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Acquired Assets, subject to the assumption of the Assumed Liabilities (as defined in Section 1.1(c)) and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

ASSET PURCHASE

1.1 Sale and Transfer of Assets; Assumption of Liabilities.

(a) Sale and Transfer of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, free and clear of all Security Interests (as defined in Section 2.2(b)), in each case, solely to the extent used primarily by Sellers in the conduct of the Business, except for the Excluded Assets (as defined in Section 1.1(b)) or as otherwise set forth herein (collectively, the “Acquired Assets”), including the following:

(i) The leasehold interests in real property described on Schedule 1.1(a)(i) attached hereto (the “Leased Facilities”);

(ii) All equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property (collectively, the “Equipment”), including the fixed assets set forth on Schedule 1.1(a)(ii) attached hereto, and all warranties and guarantees, if any, express or implied, existing for the benefit of Sellers in connection with the Equipment to the extent transferable;

(iii) All inventory of raw materials, work in process, finished goods, office supplies, maintenance supplies and packaging materials, together with spare parts, supplies, promotional materials and inventory (collectively, the “Inventory”);

(iv) All management information systems, including hardware and software, to the extent that such systems and software are transferable, and all customer lists, vendor lists, catalogs, research material, technical information, technology, specifications, designs, drawings and processes and quality control data, if any (collectively, the “Systems and Information”); provided, however, that Buyer shall be solely responsible for all payments to third parties required to effect the transfer of such Systems and Information;

(v) Except for the agreements set forth on Schedule 1.1(a)(v)(i) (the “Excluded Contracts”), the contracts, maintenance and service agreements, joint venture agreements, purchase commitments for materials and other services, advertising and promotional agreements, personal property leases, collective bargaining agreements (to the extent assignable) and other agreements (including any agreements of any Seller with suppliers, sales representatives, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein), whether written or oral, including those agreements involving aggregate consideration remaining to be paid or received by Sellers in excess of $50,000 set forth on Schedule 1.1(a)(v)(ii), other than Open Purchase Orders (as defined below) (collectively, the “Contracts”);

(vi) The open purchase orders with customers and vendors as of April 3, 2013 set forth on Schedule 1.1(a)(vi) attached hereto and those other open purchase orders entered into by any of the Sellers in the ordinary course of business consistent with past practice since such date (the “Open Purchase Orders”);

(vii) All Intellectual Property (as defined in Section 2.10(a)(i)) owned by the Sellers that (A) is used exclusively by the Sellers in the conduct of the Business or (B) relates exclusively to the conduct of the Business, including all rights to sue for past, present and future infringement thereof (the “Acquired Intellectual Property”), and all records, including file histories, related thereto;

(viii) All licenses, permits or franchises issued by any Governmental Entity (as defined in Section 2.4(b)) relating to the development, use, maintenance or occupation of the Leased Facilities or the operations of the Business, to the extent that such licenses, permits or franchises are transferable;

(ix) All accounts receivable and other receivables in existence at the Closing Date (whether or not billed) (collectively, the “Accounts Receivable”);

(x) All goods and services and all other economic benefits to be received subsequent to the Closing Date arising out of prepayments and payments by any Seller prior to the Closing Date;

(xi) All books (other than stock and partnership record books), records, accounts, ledgers, files, documents, correspondence, employment records related to New Buyer Employees (as defined below), studies, reports and other printed or written materials (the “Books and Records”); provided, that the Books and Records shall not include original copies of any Seller’s audit or accounting records required to be retained by such Seller pursuant to the rules and regulations of the Securities and Exchange Commission;

(xii) All rights to insurance claims, related refunds and proceeds under any insurance policy of any Seller, solely to the extent relating to any casualty event occurring prior to the Closing with respect to the Acquired Assets; provided that the Buyer shall be responsible for the payment of any deductible amounts attributable to any such claims;

(xiii) All actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 1.1(a) or to any Assumed Liabilities;

(xiv) All prepaid expenses, credits, advance payments, security refunds and deposits; and

(xv) All goodwill of Sellers.

(b) Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include any Seller’s right, title or interest in or to any of the following (each, an “Excluded Asset”):

(i) Any right, title and interest in and to all properties, assets and rights of any kind of any Seller, whether tangible or intangible, real or personal, to the extent not primarily used by such Seller in the conduct of the Business;

(ii) All of the equity interests of Sellers and their respective subsidiaries;

(iii) All cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;

(iv) All insurance policies of any Seller;

(v) The rights which accrue or will accrue under this Agreement or any of the transactions contemplated hereunder (including, but not limited to, any ancillary agreement entered into in connection with this Agreement);

(vi) All refunds of Taxes (as defined in Section 2.8(a)) relating to all periods (or portions thereof) ending on or prior to the Closing Date;

(vii) All licenses, permits or franchises issued by any Governmental Entity relating to the development, use, maintenance or occupation of the Leased Facilities or the operations of the Business, to the extent that such licenses, permits or franchises are not transferable as of the Closing;

(viii) All minute books, corporate records and share certificates of Sellers;

(ix) The Excluded Contracts;

(x) The Business Benefit Plans;

(xi) The leasehold interests in real property described on Schedule 1.1(b)(xi) (the “Excluded Facilities”);

(xii) All actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 1.1(a)(xv); and

(xiii) All original copies of audit and accounting records of any Seller required to be retained by such Seller pursuant to the rules and regulations of the Securities and Exchange Commission.

(c) Assumed Liabilities. On the Closing Date, Buyer shall deliver to Sellers an undertaking (the “Assumption Agreement”), in the form attached hereto as Exhibit A, pursuant to which Buyer, on and as of the Closing Date, shall assume and agree to pay, perform and discharge when due all liabilities and obligations of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent of Sellers to the extent primarily related to the Business or the Acquired Assets or the conduct of the Business before, on or after the Closing Date, including the following (collectively, the “Assumed Liabilities”):

(i) Other than obligations and liabilities expressly included in the Excluded Liabilities, all obligations and liabilities (A) reflected on the Most Recent Balance Sheet (as defined in Section 2.5) and (B) otherwise primarily relating to the Business or the Acquired Assets as of the date of the Most Recent Balance Sheet and which are not required to be reflected thereon according to United States generally accepted accounting principles (“U.S. GAAP”), except to the extent satisfied prior to the Closing Date;

(ii) Other than obligations and liabilities expressly included in the Excluded Liabilities, all obligations and liabilities incurred subsequent to the Balance Sheet Date (as defined in Section 2.5) and on or prior to the Closing;

(iii) Other than obligations and liabilities expressly included in the Excluded Liabilities, all obligations and liabilities arising or incurred by Buyer on or after the Closing Date;

(iv) Other than obligations and liabilities expressly included in the Excluded Liabilities, all obligations and liabilities which arise out of Buyer’s operation of the Business, the use of the Acquired Assets and/or sale of any products manufactured and/or sold by Buyer or any of its Affiliates (as defined below);

(v) All obligations and liabilities under or arising out of the Contracts transferred pursuant to Section (a)(v);

(vi) All obligations and liabilities under the licenses, permits and franchises transferred pursuant to Section 1.1(a)(vii);

(vii) All obligations and liabilities for any Taxes attributable to any tax period (or portion thereof) beginning after the Closing Date that relate to or arise out of the operation of the Business by the Buyer;

(viii) Other than obligations and liabilities expressly included in the Excluded Liabilities, all obligations and liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or relating to the Acquired Assets or the conduct and operation of the Business prior to, on or after the Closing Date, regardless of whether any such action, suit, proceeding, dispute, claim or investigation was commenced prior to, on or after the Closing Date;

(ix) All obligations and liabilities arising out of or relating to the design, manufacture or sale of, including obligations and liabilities arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, products or goods of the Business manufactured or sold prior to, on or after the Closing Date in the ordinary course of business, regardless of whether any such claim was brought prior to, on or after the Closing Date;

(x) All obligations and liabilities arising out of or relating to any product liability claim (including any such claim arising out of or relating to injury to or death of persons), damage to or destruction of property, in each case whether relating to products or goods of the Business manufactured or sold prior to, on or after the Closing Date, regardless of whether any such claim was brought prior to, on or after the Closing Date; and

(xi) All obligations specifically assumed by Buyer in Section 6.3.

(d) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include any obligations or liabilities of Sellers not primarily related to the Business or the Acquired Assets and the following obligations and liabilities, and Buyer shall not assume or have any obligation with respect thereto (collectively, the “Excluded Liabilities”):

(i) All obligations and liabilities specifically retained by Sellers pursuant to Sections 6.5 through 6.11 of this Agreement;

(ii) All liabilities and obligations of Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(iii) All obligations and liabilities of Sellers arising out of or related to the Excluded Assets, including the Excluded Facilities;

(iv) Subject to Section 5.1(a), all obligations and liabilities of Sellers relating to Taxes, and all Taxes attributable to any tax period (or portion thereof) ending on or prior to the Closing Date that relate to or arise out of the ownership and operation of the Business by Sellers;

(v) Other than obligations and liabilities expressly assumed by Buyer pursuant to this Agreement with respect to New Buyer Employees, all obligations and liabilities in respect of (A) current or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, and (B) the retention payment obligations triggered solely as a result of the transactions contemplated by this Agreement, all of which are set forth on Schedule 1.1(d)(v);

(vi) All obligations and liabilities for Environmental Matters (as defined in Section 2.21(a)(vi)) or other matters arising out of or relating to Materials of Environmental Concern, to the extent relating to or arising out of the ownership and operation of the Business prior to the Closing Date;

(vii) All obligations and liabilities related to restructuring charges and costs incurred by Sellers with respect to the Business;

(viii) All obligations and liabilities related to any violation or alleged violation of the Foreign Corrupt Practices Act of 1977 or any similar foreign Law occurring on or before the Closing Date related to the operation of the Business; and

(ix) All actions, suits, proceedings, disputes, claims, investigations, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing Date relating to the items set forth above in this Section 1.1(d).

1.2 Purchase Price and Related Matters.

(a) Purchase Price. In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date assume the Assumed Liabilities as provided in Section 1.1(c) hereof and shall pay to Sellers in cash, by wire transfer of immediately available funds, $8,000,000 (the “Purchase Price”). The Purchase Price shall be allocated among the Sellers and among the Acquired Assets as set forth on Schedule 1.2 attached hereto.

(b) Allocation. As soon as practicable following the determination of the Adjusted Purchase Price (as defined in Section 1.4(i)), GSI shall prepare and deliver to Buyer an allocation schedule (the “Allocation Schedule”) allocating the Adjusted Purchase Price and the Assumed Liabilities among Sellers and among the Acquired Assets, such Allocation Schedule to be prepared in a manner consistent with Schedule 1.2.

GSI shall deliver to Buyer the Allocation Schedule for review and approval by Buyer within 30 days of delivery, which approval shall not be unreasonably withheld, conditioned or delayed. If Buyer does not approve the Allocation Schedule, the parties shall follow the procedures set forth in Section 1.4(c) to resolve any disagreements with respect to such schedules.

In the event that any subsequent adjustment to the Purchase Price occurs as a result of (i) any indemnity payments made pursuant to this Agreement, (ii) any adjustment to the amount of Assumed Liabilities or (iii) for any other reason, GSI shall adjust the allocations under this Section 1.2(b) in such manner in a manner consistent with Schedule 1.2. The Allocation Schedule (and any adjustments thereto) shall be prepared in accordance with any applicable federal, state, local or other foreign law (including common law), statute, ordinance, code, rule, regulation, decree or other legal requirement (collectively, “Laws”) (including, where applicable, the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”)). The Parties recognize that the Adjusted Purchase Price and Assumed Liabilities do not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. The Parties agree to act in accordance with the computations and allocations contained in the Allocation Schedule in any relevant Tax Returns (as defined in Section 2.8(a)) or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any similar provisions of any other applicable Law (“1060 Forms”)), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable Law.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP (885 Third Avenue, New York, NY 10022-4834) in New York, New York, commencing at 10:00 a.m., local time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as GSI and Buyer may mutually agree upon in writing, but in no event prior to March 31, 2013 (the “Closing Date”).

(b) Actions at the Closing.

At the Closing:

(i) Sellers shall deliver to Buyer an executed Assumption Agreement;

(ii) Sellers shall deliver to Buyer an executed Bill of Sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”);

(iii) Sellers shall deliver to Buyer an executed Patent Assignment in substantially the form attached hereto as Exhibit C;

(iv) Sellers shall deliver to Buyer an executed Trademark Assignment in substantially the form attached hereto as Exhibit D;

(v) Sellers shall deliver to Buyer evidence of the elimination of all payables, receivables, liabilities and other obligations between Sellers or any of their respective subsidiaries related to the Business, except for the arrangements described on Schedule 1.3(b)(v);

(vi) Buyer shall deliver to Sellers replacement arrangements (which shall include a full and complete release of each Seller and their respective Affiliates) with respect to all letters of credit and other borrowings or obligations of the Business which are subject to any guarantee, covenant, indemnity, letter of comfort or similar assurance provided by Sellers and related to the Business as of the Closing Date which are set forth on Schedule 1.3(b)(vi);

(vii) Sellers shall deliver to Buyer the consents of the third parties set forth on Schedule 1.3(b)(vii);

(viii) Sellers shall deliver to Buyer all documents evidencing the release or termination of all Security Interests on the Acquired Assets and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests on the Acquired Assets;

(ix) Sellers shall deliver to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer of GSI, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(x) Sellers shall deliver to Buyer a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of GSI certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller and the stockholders of each Seller where stockholder approval is required, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(xi) Buyer shall deliver to Sellers an executed Assumption Agreement;

(xii) Buyer shall deliver to Sellers the executed Bill of Sale;

(xiii) Buyer shall deliver to Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(xiv) Buyer shall deliver to Sellers a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(xv) Buyer and Sellers shall deliver to the other Parties such other instruments as Buyer or Sellers may reasonably request in order to effect the assignment by Sellers of the Acquired Assets and/or the assumption by Buyer of the Assumed Liabilities;

(xvi) Buyer and Sellers shall deliver an executed Transition Services Agreement in substantially the form attached hereto as Exhibit E (“Transition Services Agreement”);

(xvii) JK Lasers and Buyer shall deliver an executed Amended and Restated Sigma Laser Agreement in substantially the form attached hereto as Exhibit F;

(xviii) Buyer shall pay to GSI the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by GSI.

1.4 Post-Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 60 days after the Closing Date, GSI shall prepare and deliver to Buyer a statement (the “Closing Working Capital Statement”) calculating the Working Capital of the Business as of the Closing Date (the “Closing Working Capital Amount”). For purposes of this Agreement, “Working Capital” shall mean the current assets of the Business as of the Closing Date (including Accounts Receivable (net of allowance for doubtful accounts), Inventory (net of reserve for excess and obsolete Inventory) and other current assets, including prepaid Taxes and investments, but excluding cash and cash equivalents or similar type investments, which cash and cash equivalents and similar type investments shall be retained by Sellers), less the current liabilities of the Business as of the Closing Date (including accounts payable, accrued expenses, and Tax liabilities), in each case, calculated in accordance with (i) the illustrative calculation of Working Capital set forth on Schedule 1.4(a) and (ii) GSI’s accounting policies and procedures, which policies and procedures are generally governed by U.S. GAAP, and calculated by excluding income Tax Tax assets and income Tax Tax liabilities.

(b) If Buyer in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by GSI, Buyer shall, at its sole cost and expense, deliver to GSI within 45 days after receipt of the Closing Working Capital Statement a statement (the “Dispute Notice”) setting forth Buyer’s calculation of the correct Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of 60 days after Buyer has given the Dispute Notice. If the Parties resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(c) If the Parties do not reach a final resolution on the Closing Working Capital Amount within 60 days after Buyer has given the Dispute Notice, unless the Parties mutually agree to continue their efforts to resolve such differences, McGladrey LLP (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among GSI, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Closing Working Capital Amount within 20 Business Days thereafter. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error. For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

(d) The Neutral Accountant shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.4;

(ii) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by the Parties; or

(iii) apply any accounting methods, treatments, principles or procedures other than as described in Section 1.4(a).

(e) The fees and disbursements of the Neutral Accountant shall be ratably allocated between the parties (i.e. GSI on the one hand, and Buyer, on the other hand) based upon the amounts assigned by each Party to items in dispute, on a net basis, and the amount of such items on a net basis finally determined by the Neutral Accountant. For example, if the net assigned amounts of the items in dispute as presented by Buyer are $150.00, and as presented by GSI are $100.00, and the Neutral Accountant adopts a position that on a net basis the amounts total $130.00, then GSI shall bear 60% of the fees, costs and expenses of the Neutral Accountant, and Buyer shall bear 40% of such fees, costs and expenses.

(f) The Parties agree that the procedure set forth in this Section 1.4 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g) Failure of Buyer to deliver a Dispute Notice within 60 days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by Buyer of a Dispute Notice shall constitute final and binding acceptance by Buyer of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

(h) If the Final Closing Working Capital Amount is less than $7,300,000 then GSI shall, on behalf of the applicable Seller(s), pay to Buyer an amount equal to the difference between $7,300,000 and the Final Closing Working Capital Amount. If the Final Closing Working Capital Amount is more than $7,500,000, then Buyer shall pay to GSI, for the benefit of the applicable Seller(s), an amount equal to the difference between the Final Closing Working Capital Amount and $7,500,000. Any payment pursuant to this Section 1.4(h) shall be made in cash by wire transfer of immediately available funds into an account or accounts designated by Buyer or GSI, as the case may be, within five Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.4.

(i) For purposes of this Agreement, “Adjusted Purchase Price” means the Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to GSI pursuant to the second sentence of Section 1.4(h) or minus, if applicable, the amount of the payment required to be made by GSI to Buyer pursuant to the first sentence of Section 1.4(h).

1.5 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

1.6 Third Party Consents. To the extent that any Seller’s rights under any Contract or Permit constituting a Acquired Asset, or any other Acquired Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, during the period ending on the date that is ninety (90) days following the Closing Date, shall use their commercially reasonable efforts (subject to Buyer’s obligations set forth in Section 1.1(a)(iv)) to obtain any such consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s material rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Acquired Asset, shall act, after the Closing and until the earlier of (i) the date such consent is obtained and (ii) 90 days after the Closing Date, as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

1.7 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule provided by Sellers to Buyer (the “Disclosure Schedule”):

2.1 Organization, Qualification and Corporate Power. Each Seller is an entity duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction as set forth on Schedule 2.1 of the Disclosure Schedule, where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). Each Seller has all requisite corporate or partnership (as applicable) power and authority to carry on the Business as it is currently conducted and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any event, change, occurrence, effect or circumstance that has had or would reasonably be expected to have a material adverse effect on the condition and value of the Acquired Assets, amount and nature of Assumed Liabilities, or the financial condition or results of operations of the Business; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of (a) actions taken with the prior written consent of the other Party, (b) the negotiation, execution, announcement, or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications permitted by this Agreement by any Party regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of Buyer and its Affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934) (“Affiliates”), (c) changes in the Business’s industry or in markets generally and not specifically relating to the Business, (d) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets, (e) changes in general legal, tax, regulatory, or business conditions in any country or region, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (g) any failure by the Business to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof; provided, however, that this clause (g) shall not preclude the cause of any such failure being taken into account in determining whether a Business Material Adverse Effect has occurred, (h) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region or (i) changes in Laws (or the interpretation thereof), provided that the effects set forth in clauses (c) through (e) shall be taken into account in determining whether there has been or is a Business Material Adverse Effect if and only to the extent such effects have a disproportionate impact on the Business, as it relates to other similarly situated businesses, taken as a whole.

2.2 Title to Property.

(a) Each Seller has good title to, or a valid leasehold interest in, the Acquired Assets of such Seller, free and clear of any Security Interests. At the Closing, Buyer will become the true and lawful owner of, and will receive good, legal and valid title to, the Acquired Assets, free and clear of any Security Interests.

(b) For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens for Taxes not yet due and payable, (iv) liens for Taxes which are being contested in good faith and by appropriate proceedings, which proceedings are disclosed on the Disclosure Schedule, (v) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, and (vi) liens arising solely by action of Buyer.

2.3 Authority. Each Seller has all requisite corporate or partnership (as applicable) power and authority to execute and deliver this Agreement and the other documents and agreements to be delivered at Closing (the “Transaction Documents”) to which it is a party, perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Sellers, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or partnership action on the part of each Seller. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by each Seller party thereto and, assuming this Agreement and the other Transaction Documents constitute the valid and binding agreement of Buyer, constitute valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.4 Noncontravention. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement or the other Transaction Documents by Sellers, nor the consummation by Sellers of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter or bylaws or other organizational documents of any Seller;

(b) require on the part of any Seller (including so as to (i) avoid the loss of any permit, the breach of any Contract or the creation of any Security Interest on any Acquired Assets or Assumed Liabilities or (ii) enable Buyer to own the Acquired Assets and continue the lawful operation of the Business after the Closing Date as currently conducted) any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent, or approval which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Assets;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which any Seller is a party or by which any Seller is bound or to which any of their respective assets is subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Assets;

(d) violate any order, writ, injunction or decree specifically naming, or Law applicable to, any Seller or any of or their respective properties or assets; or

(e) result in the loss or impairment of any right to own or use any Acquired Asset or result in the creation or imposition of any Security Interest on the Purchased Assets, except for any loss or impairment that would not, individually or in the aggregate, be material to the Business or the Acquired Assets.

2.5 Financial Statements. GSI has provided to Buyer copies of the consolidated balance sheets of the Business as of the last day of each of the two fiscal years in the periods ended December 31, 2011 and December 31, 2012, and consolidated income statements for the Business for each of the two fiscal years in the periods ended December 31, 2011 and December 31, 2012 (collectively, the “Financial Statements”). The consolidated balance sheet as of December 31, 2012 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet is referred to herein as the “Balance Sheet Date”. Except as set forth on Schedule 2.5, such Financial Statements have been derived from the consolidated accounts of GSI and have been prepared pursuant to the related work papers and in accordance with GSI’s accounting policies and procedures, which policies and procedures are generally governed by U.S. GAAP, in a consistent manner throughout the periods covered. The Financial Statements (a) are true, correct and complete in all material respects and present fairly the financial condition of the Business as of the respective periods covered thereby, (b) do not include special or non-recurring income or other income not earned in the ordinary course, and (c) do not reflect the operations of any entity or business other than the Business.

2.6 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 2.6, since the Balance Sheet Date Sellers have operated the business in the ordinary course consistent with past practice and:

(a) no Seller has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Acquired Intellectual Property other than non-exclusive licenses granted in the ordinary course of business;

(b) there has not been any material damage, destruction or loss, or any material interruption in use, of any Acquired Assets, whether or not covered by insurance;

(c) there has not been any imposition of any Security Interest upon any of the Acquired Assets;

(d) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;

(e) no Seller has sold, assigned or transferred any assets material to the Business, other than (i) the sale of Inventory, in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess Equipment;

(f) no Seller has waived any rights of material value to the Business;

(g) except as required by Law, no Seller has granted any material rights to severance benefits or termination pay to any director, officer or other employee of the Business or materially increased benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing severance benefits or termination pay arrangements (in each case, other than (i) grants or increases that are in the ordinary course of business, (ii) grants or increases that are required pursuant to the terms of a Business Benefit Plan, (iii) grants or increases that will not result in any liability to Buyer or (iv) grants or increases for which neither the Business nor Buyer will be obligated following the Closing);

(h) no Seller has acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise), other than acquisitions that have not or will not become integrated into the Business;

(i) except as required by Law, no Seller has entered into any employment agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business whose annual base salary exceeds $50,000;

(j) no Seller has materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.20(a)), except (i) as required by Law or (ii) as will not result in any liability to Buyer;

(k) no Seller has changed the accounting principles, methods or practices of the Business, except in each case to conform to changes in U.S. GAAP or applicable local generally accepted accounting principles;

(l) no Seller has failed to repay any material obligation of the Business when due or accelerated the collections of any accounts receivable of the Business;

(m) no Seller has incurred any capital expenditure on behalf of, or related to, the Business outside of the ordinary course of business or in excess of $50,000;

(n) no Seller has increased the salary or compensation payable to or to become payable to any employees of the Business, other than in the ordinary course of business consistent with past practice;

(o) no Seller has amended, terminated, or waived any material rights under any Designated Contracts, except for the Excluded Contracts;

(p) no Seller has incurred any indebtedness related to the Business, except trade payables in the ordinary course of business consistent with past practice, or guaranteed any indebtedness;

(q) no Seller has materially revalued of any of the assets or liabilities of the Business; and

(r) no Seller has entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (r) of this Section 2.6.

2.7 Undisclosed Liabilities. The Business does not have any liability of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise except for (a) liabilities adequately reflected or reserved against on the Most Recent Balance Sheet, (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice (excluding liabilities relating to Customer Contract Claims), (c) as set forth on Schedule 2.7 of the Disclosure Schedule, (d) Excluded Liabilities and (e) liabilities which are not, individually or in the aggregate, in excess of $40,000.

2.8 Tax Matters.

(a) Each Seller has filed or had filed on its behalf all material Tax Returns (as defined below) that it was required to file with respect to the Business (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete in all material respects. Each Seller has paid (or had paid on its behalf) all Taxes (as defined below) that it was required to pay with respect to the Business, whether or not shown to be due on any such Tax Returns. All Taxes that Seller is or was required by Law to withhold or collect with respect to the Business have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, stamp, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes, including all schedules and attachments thereto and all amendments thereof.

(b) None of the Sellers is a party to any Tax allocation, sharing or indemnity agreement or Tax letter ruling that could require any payment by Buyer after the Closing.

(c) The representations and warranties in Section 2.8(a) and (b) refer only to the past activities of the Sellers with respect to the Business and are not intended to serve as representation to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any tax period (or portion thereof) beginning after, or tax position taken after, the Closing Date.

2.9 Real Property.

(a) Owned Real Property. The Business does not own any real property.

(b) Leased Property. Sellers have made available to Buyer correct and complete copies of the leases and subleases (as amended to date) related to the Leased Facilities (the “Leases”). The Leased Facilities and the Bedford, Massachusetts facility being provided to Buyer pursuant to the Transition Services Agreement constitute all interests in real property currently used, occupied or held in connection with the Business and which are necessary for the continued operation of the Business as it is conducted on the date hereof. With respect to each such Lease:

(i) the Lease is a legal, valid, binding and enforceable obligation of the applicable Seller and, to Sellers’ knowledge, each other party to such Lease, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses;

(ii) no Seller or, to Sellers’ knowledge, any other party to the Lease is in breach or default and, to Sellers’ knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; and

(iii) no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold to the Lease.

2.10 Intellectual Property.

(a) When used in this Agreement, the following terms have the meanings provided below.

(i) “Intellectual Property” shall mean (A) issued patents, patent applications, trademarks, service marks, and trade names (together with the goodwill associated therewith), copyrights, works of authorship and domain names and URLs; (B) trade secrets, know-how and confidential or proprietary processes, methods, designs, specifications, procedures, technology, databases, algorithms, inventions, improvements and other similar information or materials (“Trade Secrets”); (C) computer software including all source code, object code, algorithms, display screens, layouts, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (D) any other intellectual property rights of any kind; and (E) all documentation related to any of the foregoing.

(ii) “Third Party Intellectual Property” shall mean all Intellectual Property licensed by a third party to any Seller pursuant to a Contract and that is used exclusively in the Business.

(iii) “Open Source Software” means: (A) any computer software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, “copyleft,” or similar licensing or distribution models, other than software that has been clearly and conspicuously released into the public domain by its copyright holders; and (B) any software that requires as a condition of its use, modification and/or distribution that such software or other software incorporated into, derived from or distributed with such software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge, other than a nominal fee or copying charge. Open Source Software includes, without limitation, software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or licenses or distribution models similar to the foregoing.

(b) Schedule 2.10(b) of the Disclosure Schedule lists all issued patents, patent applications, registered trademarks and registered service marks, trademark and service mark applications, registered copyrights, copyright applications and domain name registrations that are included within the Acquired Intellectual Property (“Registered Acquired Intellectual Property”) and all material unregistered trademarks included within the Acquired Intellectual Property. To the Sellers’ knowledge, each applicable Seller: (i) exclusively owns all Acquired Intellectual Property, free and clear of all Security Interests, and (ii) has a valid license to use all Third Party Intellectual Property. To the Sellers’ knowledge, all issued patents, registered trademarks and service marks and registered copyrights included in the Acquired Intellectual Property are valid and enforceable.

(c) With respect to the Business, (i) no Seller has been named in any pending suit, action or proceeding which involves a claim of infringement, misappropriation or violation of any Intellectual Property of any third party or challenging the ownership, validity or enforceability of any Acquired Intellectual Property and (ii) no Seller has received any written or, to the knowledge of the Sellers, oral notice of any such claim.

(d) To the Sellers’ knowledge, the Business as presently conducted (including the making, use, sale, import, provision or exploitation of any Acquired Intellectual Property or products or services exclusively related to the Business) does not infringe, misappropriate or violate any Intellectual Property of any third party.

(e) To Sellers’ knowledge, no third party is infringing any Acquired Intellectual Property and no Seller has asserted that a third party is infringing any Acquired Intellectual Property except for any such infringement that would not reasonably be expected to result in a Business Material Adverse Effect.

(f) The applicable Seller has performed the obligations required to be performed by it under the terms of any Contract pursuant to which such Seller has rights in any Third Party Intellectual Property, except for any failure to perform that would not reasonably be expected to result in a Business Material Adverse Effect, and none of Sellers or, to Sellers’ knowledge, any third party is in default under any such Contract, except for any default that would not reasonably be expected to result in a Business Material Adverse Effect.

(g) Except as set forth on Schedule 2.10(g) the Disclosure Schedule, none of Sellers has granted to any third party any license or right to the use of, or any covenant not to sue with respect to, any of the Acquired Intellectual Property, other than non-exclusive licenses granted to customers or end users in the ordinary course of business.

(h) Except (i) as set forth on Schedule 2.10(h) of the Disclosure Schedule, (ii) for any Intellectual Property owned by Affiliates of GSI that is related to components included in products of the Business, which components are supplied to the Business pursuant to supply arrangements which have been disclosed to Buyer, and (iii) for any Intellectual Property to be provided or made available pursuant to the Transition Services Agreement, the Acquired Intellectual Property and the Third Party Intellectual Property constitute all Intellectual Property necessary for the continued conduct of the Business as currently conducted.

(i) Each Seller has used taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Acquired Intellectual Property.

(j) All necessary registration, maintenance and renewal fees due prior to the date of this Agreement in connection with the Registered Acquired Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Acquired Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Acquired Intellectual Property. Except as set forth on Schedule 2.10(j) of the Disclosure Schedule, there are no payments, fees or filings required to be made with respect to any Registered Acquired Intellectual Property and having a due date within 90 days after the date of this Agreement.

(k) Schedule 2.10(k) lists (i) all contracts, licenses and agreements to which the Seller is a party with respect to Acquired Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course of business); or (ii) all Contracts pursuant to which a third party has licensed or transferred any material Third Party Intellectual Property to any Seller (the “Material IP Agreements”).

(l) Except as set forth in Schedule 2.10(l), the consummation of the transactions contemplated by this Agreement will not cause the forfeiture, modification or termination or give right of forfeiture, modification or termination of any of the Acquired Intellectual Property or, to the Sellers’ knowledge, in any way materially impair the right of the Buyer to use, sell, license or dispose of or to bring any action for the infringement of any of Acquired Intellectual Property or portion thereof. To the Sellers’ knowledge, following the Closing Date and assuming such Material IP Agreements are assigned to the Buyer, the Buyer will be permitted to exercise all of the Seller’s rights under the Material IP Agreements to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller would otherwise be required to pay had the Closing not occurred. To the Sellers’ knowledge, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Buyer by operation of law or otherwise of any contracts or agreements to which any Seller is a party, will result in (A) the Buyer granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to it, (B) the Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of the Business, or (C) the Buyer being obligated to pay (or forego payment of) any royalties or other amounts to any third party in excess of those payable by the Seller prior to the Closing, in each case except as set forth in the Material IP Agreements.

(m) To the Sellers’ knowledge, no Open Source Software operates with or has been incorporated in whole or in part into any product of a Seller that is currently sold, licensed, or distributed to customers of Sellers (“Seller Product”) in a manner that subjects the source code for such Seller Product to any requirement that it be contributed, distributed or licensed to any person or entity (other than source code that is a part of such Open Source Software).

2.11 Contracts.

(a) As of the date hereof, except as set forth in Schedule 2.11 of the Disclosure Schedule, no Seller, with respect to the operation or conduct of the Business, is a party to, and the Acquired Assets do not include, any:

(i) agreement involving aggregate consideration of $150,000 or more and which cannot be canceled without penalty or without more than 60 days’ notice (other than agreements required to be disclosed pursuant to clause (iii) below.

(ii) agreement (or group of related written agreements with the same person or entity or one or more other Sellers) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $25,000;

(iii) agreement (or group of related agreements with the same person or entity or one or more other Sellers) for the purchase or sale of products or services under which the undelivered balance of such products and services is in excess of $50,000, other than any such contracts and agreements that can be terminated by such Seller, as applicable, on 60 or fewer days’ notice without payment by such Seller of any penalty;

(iv) agreement that require Sellers to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(v) agreement establishing a partnership or joint venture;

(vi) agreement (or group of related written agreements with the same person or entity or one or more other Sellers) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, relating to the Business, except for any Security Interests relating to any capitalized lease financing;

(vii) agreement that prohibits the Business from freely engaging in business anywhere in the world or with respect to certain products or services;

(viii) agreement for the sale of any Acquired Asset involves a payment to be made to any Seller in excess of $25,000, other than agreements required to be disclosed pursuant to clause (iii) above;

(ix) agreement for the acquisition by any Seller of any operating business or the capital stock of any other person, other than acquisitions by any Seller that have not or will not become integrated into the Business;

(x) agreement to indemnify or hold harmless any person or entity, other than any such agreements entered into with customers in the ordinary course of business which limit Seller’s indemnity obligation to the purchase price for the product sold or services performed;

(xi) employment, severance, or retention agreements or similar employment arrangements with employees and consultants engaged primarily in the Business;

(xii) guaranties or warranties extended by Sellers with respect to the Business other than Seller’s standard warranties with respect to products sold by the Business;

(xiii) agreement relating to any capital expenditure in excess of $25,000;

(xiv) customer, distribution or representative agreements for which the annual consideration contractually required to be paid is in excess of $50,000;

(xv) Material IP Agreement, other than any license for software that is generally commercially available for a license fee of no more than $25,000;

(xvi) powers of attorney with respect to the Business or the Acquired Assets; or

(xvii) agreements that are material to the Acquired Assets or the operation of the Business not described in clauses (i) - (xvi).

(b) Sellers have made available to Buyer a correct and complete copy of each agreement (as amended to date) listed in Schedule 2.11 of the Disclosure Schedule (together with the agreements set forth on Schedule 1.1(a)(v)(ii) and the Open Purchase Orders, the “Designated Contracts”). Each Designated Contract is a legal, valid, binding and enforceable obligation of the applicable Seller, as the case may be, and, to Sellers’ knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no breaches or defaults (or any event or circumstance that with notice or lapse of time or both would be a breach or default) of any Seller, as the case may be, or, to Sellers’ knowledge, any other party thereto, except for any breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

2.12 Litigation. Schedule 2.12 of the Disclosure Schedule lists each (a) judgment, order, decree, stipulation or injunction specifically naming any Seller or any of their respective property or operations and relating to the Business, (b) claim, complaint, action, suit, proceeding, hearing or investigation relating to the Business by or before any Governmental Entity or arbitrator to which any Seller is a party or, to Sellers’ knowledge, which has been threatened against any Seller, (c) action initiated or threatened in writing to be initiated by Sellers on behalf of the Business, and (d) settlement agreement executed by Sellers related to the Business, in each case that would not constitute an Excluded Liability. Each Seller has complied in all material respects with and performed its obligations under those items required to be set forth on Schedule 2.12 of the Disclosure Schedule pursuant to clause (a) or (d).

2.13 Indebtedness. Schedule 2.13 of the Disclosure Schedule sets forth a complete and correct list of Indebtedness as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the name and address of such creditor, the type of instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the date of this Agreement. For purposes of this Agreement, “Indebtedness” means, without duplication (a) all letters of credit and (b) performance bonds, in each case, which are included in the Assumed Liabilities.

2.14 Insurance. Each of the material insurance policies maintained by, or that are applicable to the Business, are in full force and effect. All premiums due and payable under such policies have been paid, and, to Seller’s knowledge, there are no material defaults under any such policy by any Seller. There are no material claims in excess of $50,000 individually made or pending under any such insurance policies related to the Business, except claims made in the ordinary course of business.

2.15 Products and Product Warranties. Except as set forth on Schedule 2.15 of the Disclosure Schedule, no written or oral warranties have been given with respect to any product or service provided by the Business. There are no rights of return or other similar agreements between any Seller and any customer with respect to the Business. Each of the products produced or sold by the Business and all services provided by the Business have conformed in all material respects to all applicable contractual commitments, express and implied warranties and Laws. No product designed, manufactured, sold, leased, licensed or delivered by any Seller with respect to the Business is defective or unsafe or fails to meet any product warranty or any standards promulgated by any applicable Governmental Entity. No product designed, manufactured, sold, leased, licensed or delivered by Seller with respect to the Business has been recalled, and no Seller has received any notice of recall of any such product from any Governmental Entity.

2.16 Inventory. The Inventory is in good and marketable condition and is held at the locations set forth on Schedule 2.16 of the Disclosure Schedule. As of the date hereof, the allowance for Inventory in the Most Recent Financial Statements reflects GSI’s policies and practices with respect to excess and obsolescence.

2.17 Customers and Suppliers.

(a) Schedule 2.17(a) of the Disclosure Schedule sets forth the ten largest customers of the Business as measured by the revenue to the Seller for such customer as of the 12-month period ended December 31, 2012, showing the approximate total revenue by Sellers from each customer during such periods. Schedule 2.17(a) of the Disclosure Schedule also sets forth a list of the ten largest suppliers of the Business, as measured by the dollar amount of purchases therefrom, as of the 12-month period ended December 31, 2012, showing the approximate total purchases by Sellers from each such supplier during such periods as such expenses relate to the Business.

(b) Since the Balance Sheet Date, no customer or supplier listed on Schedule 2.17(a) of the Disclosure Schedule has terminated its relationship with Sellers or materially reduced the volume or changed the pricing or other terms of its business with the Business, and, to Seller’s knowledge, no customer or supplier listed on Schedule 2.17(a) of the Disclosure Schedule intends to terminate or materially reduce the volume or change the pricing or other terms of its business with the Business.

2.18 Accounts Receivable. All of the accounts receivable of the Business arose in the ordinary course of business, are carried on the records of the Business at values determined in accordance with GSI’s accounting policies and procedures, which policies and procedures are generally governed by U.S. GAAP on a basis consistent with which the Financial Statements were prepared and are bona fide.

2.19 Labor Matters.

(a) Except as set forth on Schedule 2.19(a) of the Disclosure Schedule, neither GSI nor any of its subsidiaries is a party to any collective bargaining agreement covering Business Employees (as defined in Section 6.3(a)) or has, with respect to the Business, experienced since January 1, 2008, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(b) Except as set forth on Schedule 2.19(b) of the Disclosure Schedule, each Seller (i) is not delinquent in any payments to any Business Employees for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it through the date hereof, and (ii) except as otherwise required by applicable local Law employs all Business Employees on an at-will basis. Each Seller has properly classified all Business Employees as exempt or non-exempt in accordance with the Fair Labor Standards Act and relevant state Law.

(c) Schedule 2.19(c) of the Disclosure Schedule contains a true and correct list of Business Employees as of March 19, 2013, including: the location of employment; hire date; current annual base compensation; commission, bonus or other incentive-based compensation; participation in and level of benefits received under Employee Benefit Plans; ex-patriot status; whether employed pursuant to a work visa and the type of visa; accrued and unused paid time off; and whether on leave and, if on leave, indication of the type of leave, anticipated return from leave, and any benefits provided during the leave period.

(d) Sellers have not laid off any employees at the Bedford, Massachusetts facility within 90 days prior to the Closing Date, other than terminations contemplated by Section 6.7 of this Agreement.

2.20 Employee Benefits.

(a) Schedule 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all material Employee Benefit Plans (as defined below) maintained, or contributed to, by GSI or any of its subsidiaries for the benefit of Business Employees (and their beneficiaries) (the “Business Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and, to the extent applicable to more than one employee, any other written plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-termination compensation or benefits, but excluding any such plan, agreement or arrangement maintained or contributed to under foreign Law.

(b) Each Business Benefit Plan has been administered in accordance with its terms and GSI and its subsidiaries, as the case maybe, have met their obligations with respect to such Business Benefit Plan, except for any failure to so administer or so meet their obligations that would not reasonably be expected to result in a Business Material Adverse Effect. Each Business Benefit Plan is in compliance with the currently applicable provisions of ERISA and the Code, except for any failure to so comply that would not reasonably be expected to result in a Business Material Adverse Effect.

(c) None of the Business Benefit Plans is subject to Title IV of ERISA or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. None of the Businesses have maintained or contributed to any plan subject to Title IV of ERISA or was a multiemployer plan within the meaning of Section 3(37) of ERISA. No condition exists with respect to any Business Benefit Plan that could subject the assets of the Business to any lien under ERISA, the Code, or any other applicable Law.

2.21 Environmental Matters.

(a) When used in this Agreement, the following terms have the meanings provided below.

(i) “CERCLA” shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and analogous foreign Laws, in each case as in effect on the Closing Date.

(ii) “Release” shall have the meaning assigned to that term in CERCLA and analogous foreign Laws.

(iii) “Environment” shall have the meaning assigned to that term under CERCLA and analogous foreign Laws.

(iv) “Materials of Environmental Concern” means any hazardous substance, pollutant or contaminant, as those terms are defined, listed or regulated under Environmental Law, including without limitation CERCLA and analogous foreign Laws, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) and analogous foreign Laws, and oil, petroleum and petroleum products.

(v) “Environmental Law” means any Law as in effect on the Closing Date relating to the Environment or occupational health and safety, including any Law pertaining to (A) treatment, storage, disposal, transportation or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater and soil contamination; or (D) the Release or threatened Release of Materials of Environmental Concern.

(vi) “Environmental Matters” means any legal obligation or liability arising under Environmental Law.

(vii) “Off-Site Liabilities” means Environmental Matters and/or liability arising under Environmental Law or common law resulting from any transportation, treatment, storage, disposal or Release, or the arrangement therefor, in connection with the Business, of any Materials of Environmental Concern by the Business, or any agent or contractor of the Business, to or at any property, location, site or facility other than a Business Property.

(viii) “Business Properties” means the real property subject to the Leases.

(b) Except as described or identified in Schedule 2.21(b) of the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) the Business’ operations at the Business Properties are in compliance with applicable Environmental Laws, except for any failures to comply with Environmental Laws that are not, individually or in the aggregate, material to the Business or that would constitute Excluded Liabilities;

(ii) there is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or information request relating to any Environmental Law involving any of the Business Properties or any property formerly owned, occupied or operated by the Business; and

(iii) the applicable Seller has those permits, licenses and approvals required under Environmental Law to operate the Business and the Business Properties as currently operated by such Seller.

(c) Except as described or identified in Schedule 2.21(c) of the Disclosure Schedule or in a document listed in the Disclosure Schedule:

(i) with respect to the Business Properties and any property formerly owned, occupied or operated by Sellers with respect to the Business, there is no existing or threatened order or claim requiring the investigation or remediation of a Release of Materials of Environmental Concern that arises out of or is related to the operation of the Business; and

(ii) with respect to each Seller, there is no existing or threatened claim for Off-Site Liabilities relating to the Business that is material to the Business.

(d) The Parties agree that the only representations and warranties of Sellers herein as to any Environmental Matters are those contained in this Section 2.21. Without limiting the generality of the foregoing, Buyer specifically acknowledges that the representations and warranties contained in Sections 2.12, 2.16 and 2.17 do not relate to Environmental Matters.

2.22 Legal Compliance.

(a) Each Seller, with respect to the Business, is in compliance, and has been in compliance since January 1, 2010, with all applicable Laws of any federal, state or foreign government, or any Governmental Entity with respect to the Business, except where the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to be material to the Business or would constitute an Excluded Liability. No Seller has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply, other than any such notice that would constitute an Excluded Liability.

(b) No Seller nor any of their respective directors, officers, representatives, agents or employees, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any similar foreign Law, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

2.23 Permits. (a) no Seller is in violation of or default under any permit, license, franchise or authorization from any Governmental Entity used in the Business as presently conducted and material to the Business (collectively, the “Permits”), (b) all Permits are in full force and effect with no actions pending before any Governmental Entity, and (c) no Permit will be revoked or terminated, and no Permit has been threatened to be revoked or terminated, prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

2.24 Business Relationships with Affiliates.

(a) Schedule 2.24(a) of the Disclosure Schedule lists any agreements with respect to the Business whereby any subsidiary or Affiliate of GSI that is not a Seller, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business.

(b) Schedule 2.24(b) lists any agreements with respect to the Business whereby any employee, officer, director of any Seller or their respective Affiliates, any member of his or her immediate family or any of their respective Affiliates or any stockholder holding more than five percent (5%) of the outstanding shares of capital stock of any Seller (“Related Persons”), (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business.

2.25 Brokers’ Fees. Except for the fees payable to Mooreland Partners, no Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.26 Condition of Acquired Assets. The Equipment, Inventory, and Systems and Information (collectively, “Personal Property”) material to the Business and included in the Acquired Assets has been, in the aggregate, maintained in accordance with normal industry practice, is in good condition and repair, ordinary wear and tear excepted, is free from material defects, and is suitable for the purposes for which it presently is used. Each item of Personal Property that is subject to a lease that is not an Excluded Contract is in all material respects in the condition required for such property by the terms of such lease.

2.27 Entire Business. Except for the Excluded Assets and as set forth on Schedule 2.27 of the Disclosure Schedule, the Acquired Assets collectively are, when utilized by a labor force substantially similar to that employed by Sellers or their respective Affiliates in connection with the Business on the date hereof, adequate to conduct the Business immediately following the Closing in all material respects as currently conducted.

2.28 Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, that:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

3.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of this Agreement and its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of each Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws of Buyer;

(b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or Law applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Litigation. There are no actions, suits, claims or legal, administrative or arbitral proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.

3.6 No Other Representations or Warranties. Except for the representations and warranties set forth in Article II, Buyer hereby acknowledges and agrees that (a) neither Sellers nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any other express or implied representation or warranty with respect to the Business, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) neither Sellers nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by Sellers, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement. Buyer also acknowledges that its sole and exclusive recourse in respect of the transactions contemplated by this Agreement is to assert the rights of Buyer pursuant to Articles IV, V and VI.

ARTICLE IV

INDEMNIFICATION

4.1 Indemnification by GSI. Subject to the terms and conditions of this Article IV, from and after the Closing, GSI shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all losses, debts, obligations, damages, fines, penalties, injuries, settlements, judgments, awards, costs and expenses (including reasonable attorneys’ fees and expenses and other costs of investigation) and other liabilities (collectively, “Damages”) incurred or suffered by Buyer or any Affiliate thereof:

(a) to the extent resulting from any (i) breach of any representation or warranty of Sellers contained in Article II of this Agreement, or (ii) failure to perform any covenant or agreement of Sellers contained in this Agreement; or

(b) to the extent resulting from or constituting Excluded Assets or Excluded Liabilities.

4.2 Indemnification by Buyer. Subject to the terms and conditions of this Article IV, from and after the Closing, Buyer shall indemnify each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred or suffered by any Seller or any Affiliate thereof:

(a) to the extent resulting from any (i) breach of any representation or warranty of Buyer contained in Article III of this Agreement, or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement;

(b) to the extent resulting from or constituting Acquired Assets or Assumed Liabilities; or

(c) to the extent resulting from or constituting the failure to properly fulfill any obligations of Buyer pursuant to Section 1.3(b)(vi).

4.3 Claims for Indemnification.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim (“Third-Party Claim”) against an Indemnified Party (as defined in this Section 4.3(a)) shall be made in accordance with the following procedures. A person or entity entitled to indemnification under this Article IV (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such Third-Party Claim. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article IV which is not subject to Section 4.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IV and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the

Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.14.

(c) Notwithstanding anything to the contrary in this Section 4.3, any Tax Audit shall be governed by Section 5.2(b) to the extent that this Section 4.3 is inconsistent with Section 5.2(b).

(d) For the purposes of this Article IV, “Customer Contract Claim” shall mean, any claim for Damages that are (i) in the nature of lost profits, diminutions in value, damage to persons or property or other consequential damages, (ii) paid or owed by GSI with respect to a Third-Party Claim and (iii) brought by a customer in respect of product sold or service provided under a contract with that customer entered into by any Seller with respect to the Business prior to Closing which either (A) does not explicitly bar the customer from seeking consequential damages or (B) with respect to which the quote and the purchase order, or the purchase order and the acceptance, conflict with respect to the ability of the customer to seek consequential damages. Notwithstanding anything to the contrary set forth elsewhere in this agreement, in no event shall the amount of Damages claimed with respect to any such Customer Contract Claim include Damages directly resulting from any action or inaction on the part of the Buyer (specifically including failure to service or maintain or faulty service or maintenance, as applicable) with respect to its ongoing maintenance and service obligations, if any, under the Contract on which such Customer Contract Claim is based.

4.4 Survival.

(a) The representations and warranties of Sellers and Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the 24 month anniversary of the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (a) the representations and warranties of Sellers contained in Sections 2.1, 2.2, 2.3 and 2.27 and of Buyer contained in Sections 3.1 and 3.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation, (b) the representations and warranties of Sellers contained in Section 2.10 shall survive the Closing and the consummation of the transactions contemplated hereby until the third anniversary of the Closing Date, (c) the representations and warranties of Sellers contained in

Sections 2.8, 2.20 and 2.21 shall survive the Closing and the consummation of the transactions contemplated hereby until 90 days after the expiration of the applicable statutes of limitations (such representations and warranties described in clauses (a) and (c), the “Fundamental Representations”), and (d) in the event of a Customer Contract Claim, and only with respect to matters directly related to such claim, all of the representations and warranties of the Sellers set forth in ARTICLE II of this Agreement shall be deemed survive the Closing and the consummation of the transactions contemplated hereby and continue until the 60 month anniversary of the Closing Date, at which time they shall expire, except with respect to Customer Contract Claims with respect to any New Products or by Samsung, in which case such representations and warranties of the Sellers shall survive until the 10th anniversary of the Closing Date. For purposes of this provision, “New Products” means Seller’s water mark 450 products and LCD repair product.

(b) Section 4.4(a) shall not limit any covenant or agreement that contemplates performance after the Closing Date, which covenants and agreements shall survive the Closing and shall continue in effect in accordance with their terms until performed. The indemnification available pursuant to paragraph (b) of Section 4.1 and paragraphs (b) and (c) of Section 4.2 shall survive indefinitely.

(c) No Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof.

(d) Any valid claim that is properly asserted in writing pursuant to Section 4.3 prior to the expiration as provided in Section 4.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

4.5 Limitations.

(a) From and after the Closing, subject to Section 7.13, the rights of the Indemnified Parties under this Article IV shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement, other than in the case of fraud. Without limiting the generality of the foregoing, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i) the aggregate liability of GSI or Buyer for all Damages (A) under Sections 4.1(a)(i) or 4.2(a)(i) (other than with respect to any Damages (1) resulting from any breach of the Fundamental Representations or, (2) to the extent that GSI received proper notice and opportunity to assume and defend such claim in accordance with the terms of Section 4.3(a) hereof, resulting from a Customer Contract Claim) shall not exceed an amount equal to $2,400,000 and (B) with respect to Fundamental Representations, Customer Contract Claims and under Sections 4.1(a)(ii), 4.1(b), 4.2(a)(ii), 4.2(b) and 4.2(c) shall not be subject to any cap;

provided, however, that in no event shall the aggregate liability of any Seller or Buyer, as applicable, for all Damages exceed an amount equal to the Purchase Price (except in the event of fraud and with respect to Sections 4.1(a)(ii), 4.1(b), 4.2(a)(ii), 4.2(b), and 4.2(c) or in connection with a Customer Contract Claim);

(ii) GSI shall not be liable under Section 4.1(a)(i) (other than with respect to any Damages resulting from any breach of the Fundamental Representations) and Buyer shall not be liable under Section 4.2(a)(i) (other than with respect to any Damages resulting from any breach of the Fundamental Representations) until the aggregate Damages under such sections exceeds $40,000 (the “Threshold”) (it being understood that GSI or Buyer shall be liable for the entire amount of said Damages under Sections 4.1(a)(i) or 4.2(a)(i), as applicable, once the Threshold has been met); and

(iii) Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.4, and the amount of any Damages for which indemnification is provided under this Article IV shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto.

(c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article IV that are in the nature of lost profits or diminutions in value or are punitive in nature (other than such Damages paid or owed by an Indemnified Party with respect to a Third-Party Claim).

(d) Sellers shall not have any right of contribution against the Business with respect to any breach by Sellers of any of their representations, warranties, covenants or agreements set forth in this Agreement.

(e) The amount of any Damages for which indemnification is provided under this Article IV shall be reduced by any related recoveries to which the Indemnified Party actually receives under insurance policies or other related payments actually received from third parties and any Tax benefits actually received for the year in which the Damages were incurred (or any prior year) by the Indemnified Party or any of its Affiliates on account of the matter resulting in such Damages or the payment of such Damages (net of any increase in premiums, retroactive premiums, premium adjustments, any deductible incurred in obtaining such proceeds and any other applicable amounts incurred therewith, including costs of collection). An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs (provided that the Indemnified Party shall not be required to initiate litigation), and each of Buyer, Sellers and the Indemnified Party with respect to any indemnification claim shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment or receives for the year in which Damages were incurred (or any prior year) any Tax benefit in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 10 days of receiving such insurance payment or Tax benefit, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article IV with respect to such claim plus the amount of the insurance payments or Tax benefit received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article IV.

(f) Each Indemnified Party agrees that in the event of any events giving rise to an indemnification obligation under this Article IV, such Indemnified Party shall take and shall cause its Affiliates to take, and reasonably cooperate with the Indemnifying Party in order to take, all commercially reasonable measures to mitigate the consequences of the related breach (specifically including, in the case of a Customer Contract Claim, (i) taking all commercially reasonable steps to limit the potential liability related to such Customer Contract Claim and (ii) making employees of Seller knowledgeable about the Business and its products reasonably available to assist Sellers in investigating and defending a Customer Contract Claim). Any costs incurred by Buyer in taking the actions contemplated by this Section 4.5(f) shall constitute Damages.

(g) An Indemnified Party’s right to indemnification under this Article IV shall not be diminished or otherwise affected in any way as a result of the existence of such Indemnified Party’s knowledge of such breach or untruth as of the Closing Date, regardless of whether such knowledge exists as a result of such Indemnified Party’s investigation or as a result of disclosure by any Party or any other person or entity, unless such disclosures were set forth in this Agreement or in the Disclosure Schedule, provided, that no such disclosure in this Agreement or in the Disclosure Schedule shall serve to limit an Indemnified Party’s right to indemnification as set forth in this Section 4.1 solely to the extent that such indemnification is related to a Customer Contract Claim.

4.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price.

ARTICLE V

TAX MATTERS

5.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) Sellers shall be responsible for the preparation and filing of all Tax Returns for Sellers which include the operations of the Business for any period ending on or before the Closing Date. Sellers shall make or cause to be made all payments required with respect to any such Tax Returns. Buyer shall promptly reimburse Sellers for the amount of any Taxes paid by Sellers to the extent such Taxes are attributable (based, in the case of property and similar ad valorem Taxes, on the proportionate number of days in the relevant Tax period that fall after the Closing Date as compared to the number of days of such period that fall on or before the Closing Date) to periods (or portions thereof) following the Closing Date. Sellers shall promptly reimburse Buyer for the amount of any Taxes paid by Buyer to the extent such Taxes are attributable (based, in the case of property and similar ad valorem Taxes, on the proportionate number of days in the relevant Tax period that fall before the Closing Date as compared to the number of days of such period that fall on or before the Closing Date) to periods (or portions thereof) on or before the Closing Date.

(b) Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement and shall timely file all necessary documents (including Tax Returns) with respect to such Taxes.

(c) Buyer shall be responsible for the payment of any Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer or Buyer’s Affiliates occurring after the Closing or the Closing Date and not contemplated by this Agreement.

5.2 Cooperation on Tax Matters; Tax Audits.

(a) Buyer and Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ non-income Tax Returns or return preparation packages to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Business, and providing copies of all relevant non-income Tax Returns to the extent related to the Business, together with accompanying schedules and related workpapers and documents relating to rulings or other determinations by any Taxing Authority with respect to the Business, which the requested party may possess. Buyer and Sellers and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) Sellers shall have the right, at their own expense, to control any audit or examination by any Taxing Authority (“Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Business. Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; provided that, with respect to (i) any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause any Seller to become obligated to make any payment pursuant to this Agreement, Buyer shall consult with Sellers with respect to the resolution of any issue that would affect any Seller, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of Sellers, which consent shall not be unreasonably withheld.

ARTICLE VI

FURTHER AGREEMENTS

6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), each Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having material commercial or regulatory relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable; and

(b) maintain the Books and Records in accordance with past practice.

6.2 Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its authorized accountants, counsel and other designated representatives (“Representatives”) full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. GSI shall arrange joint customer meetings to occur prior to Closing between (i) GSI and Buyer and (ii) each of Samsung, Hynix, SEH and TSMC (the “Customer Meetings”) at such times and locations acceptable to GSI, Buyer and such customers, and the Parties shall use commercially reasonable efforts to schedule such meetings as soon as is reasonably practicable after the date hereof. Any investigation pursuant to this Section 6.2 shall be conducted upon reasonable notice to the Sellers and during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.3 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any person or entity concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons or entities conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof,

“Acquisition Proposal” means any proposal or offer from any person or entity (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Acquired Assets.

(b) In addition to the other obligations under this Section 6.3, Seller shall promptly (and in any event within three Business Days after receipt thereof by any Seller or its representatives) advise Buyer orally and in writing of any Acquisition Proposal, or any request for information with respect to any Acquisition Proposal the material terms and conditions of such request, Acquisition Proposal or inquiry.

(c) Each Seller agrees that the rights and remedies for noncompliance with this Section 6.3 may include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

6.4 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii) any notice or other written communication from any party alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv) any actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Acquired Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including for purposes of Section 4.1 and Section 8.1) and shall not be deemed to amend or supplement the Disclosure Schedules.

6.5 Post-Closing Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable Laws, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 6.5(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing securities Law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b) Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 6.5(a).

(c) Reimbursement. A Party providing Information or personnel to another Party under Section 5.2(a) or 6.5(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d) Retention of Records. Except as otherwise required by Law or agreed to in writing by the Parties, Buyer and Sellers shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Business prior to the Closing, in accordance with its standard business practices, until December 31, 2017. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

(e) Preparation of GSI Financial Statements. Following the Closing, Buyer shall, at GSI’s sole cost and expense, cause the Business to prepare and provide to GSI all Information relating to the Business reasonably required for GSI and its subsidiaries to prepare the (i) Closing Working Capital Statement and (ii) financial statements of GSI and its subsidiaries for all fiscal periods that precede or include the Closing Date. During the period of preparation of the (i) Closing Working Capital Statement and (ii) financial statements of GSI and its subsidiaries, Buyer shall provide GSI access to all Information in accordance with Section 6.5(a).

(f) Confidentiality. Each of Buyer and Sellers (a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning (A) the other Party furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 6.5, and (B) concerning the Business or the Purchased Assets (the “Transferred Information”), in which case the Sellers shall be deemed the Receiving Party and Buyer shall be deemed the Disclosing Party (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 6.5, (ii) other than with respect to Transferred Information, was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such Information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such Information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives) or Buyer in the case of Transferred Information, provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such Information, or (iv) was or is independently developed by the Receiving Party without utilizing any Information or by Sellers without utilizing any Transferred Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of Law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable Law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

6.6 Disclosure Generally. The information contained in the Disclosure Schedule shall be arranged in numbered Schedules corresponding to the Sections of this Agreement. Any information furnished in one Schedule of the Disclosure Schedule shall be deemed to modify Sellers’ representations and warranties in all such other Schedules of the Disclosure Schedule only where such modification is reasonably apparent on the face of the relevant disclosure. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms “to Sellers’ knowledge,” “known by Sellers” or other words of similar meaning shall mean the actual knowledge, after reasonable inquiry, on the date hereof of the persons listed on Schedule 6.6 attached hereto, and shall not refer to the knowledge of any other person or entity.

6.7 Certain Employee Benefits Matters.

(a) Pre-Closing Conduct; Other Liabilities. None of GSI or its subsidiaries shall be under any obligation to terminate the employment of any employee engaged primarily in the Business (a “Business Employee”) prior to the Closing Date. As soon as practicable following the date hereof Seller shall provide Buyer with a list of Business Employees identified by name with the information set forth in Section 2.19(c).

(b) Offer of Employment; Continuation of Employment. At Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of the Business Employees selected by Buyer in its sole discretion. To facilitate this process, following the date hereof Sellers shall make the Business Employees reasonably available to meet with Buyer as reasonably requested by Buyer. Buyer shall provide written offers of employment commencing on the Closing Date to those Business Employees it wishes to hire and Sellers shall terminate all Business Employees on the Closing Date (or on such other date as the Sellers may determine). The term “New Buyer Employees” shall mean the Business Employees who commence employment with Buyer or any of its Affiliates on or during the five (5) day period after the Closing Date. The employment of each New Buyer Employee shall be accomplished in such a manner that the New Buyer Employee’s employment shall be considered continuous and uninterrupted employment under applicable Law. In addition, Buyer acknowledges that it is a “successor in interest” for purposes of applicable employment and employee benefits Laws with respect to the New Buyer Employees, including the Family and Medical Leave Act of 1993, as amended, and the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, but excluding the Consolidated Omnibus Budget Reconciliation Act of 1986 and any similar applicable Law and ERISA.

(c) Defined Benefit Plan Transfer. Sellers will be retaining the Japanese Defined Benefit Plan.

(d) Compensation; Employee Benefits. Except as otherwise required by applicable Law, the New Buyer Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing Date. Except as otherwise provided in this Agreement, beginning on the Closing Date, with respect to New Buyer Employees who are employed in the United States, Buyer shall, for the period ending twelve (12) months after the Closing Date, provide each such New Buyer Employee with total cash compensation (including base salary and bonus opportunity) that is commensurate with the total annual cash compensation available to the New Buyer Employees immediately prior to the Closing Date (excluding sale or retention bonuses). Buyer shall cause any employee benefit plans of Buyer that cover New Buyer Employees after the Closing Date to credit service of the New Buyer Employees to the Business for purposes of eligibility and vesting under the employee benefit plans. With respect to all other New Buyer Employees, Buyer’s offers of employment shall be on such terms and conditions as are required by and compliant with applicable Law so as not to trigger any severance or other payments under any transfer of undertakings, acquired rights directive, or any similar Law.

(e) Severance. Buyer shall adopt and maintain during the twelve (12) month period following the closing severance plans, which shall provide severance and other benefits in an amount equal to and upon the same terms and conditions as applicable to such New Buyer Employees immediately prior to the Closing Date. Sellers shall be solely responsible for any severance or other amounts payable with respect to each Business Employee who does not become a New Buyer Employee (including any New Buyer Employee who reneges acceptance of his or her employment offer from Buyer during any notice of termination period required by applicable Law relating to the termination of his or her employment by a Seller), other than Business Employees offered employment by Buyer but who do not accept the offer solely because the offer does not comply with the requirements of Section 6.7(d); provided, however, that Buyer shall reimburse Sellers for any severance or other payments Sellers pay in connection with the termination of Business Employees who are hired by Buyer within the six (6) month period following the Closing Date.

(f) Welfare Plans. With respect to any Buyer Plan that is a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by Buyer providing similar benefits to a “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer shall (i) cause to be waived any pre-existing condition limitations or actively-at-work requirements and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, New Buyer Employees with respect to similar Business Benefit Plans maintained for New Buyer Employees immediately prior to the Closing Date. Buyer shall make appropriate arrangements to allow the use by New Buyer Employees of any accrued benefits under any cafeteria plan (as defined in Section 125 of the Code) which was maintained by GSI or any of its subsidiaries for such New Buyer Employees.

(g) Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time or other paid time off balances to which any New Buyer Employee is entitled pursuant to the personal, sick, vacation or paid time off policies applicable to such New Buyer Employee immediately prior to the Closing Date (the “Accrued PTO”), unless otherwise required by Law Buyer shall assume the liability for such Accrued PTO and allow such New Buyer Employee to use such Accrued PTO .

(h) U.S. WARN Act, Etc. Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any other similar applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff’ (as defined in WARN) or similar event affecting any employees and arising or occurring on or after the Closing Date or arising as a result of the transactions contemplated hereby. Buyer shall indemnify and hold harmless GSI and its subsidiaries and shall assume as and Assumed Liability, any liability under WARN or other similar applicable Law arising from or relating to the actions (or inactions) of Buyer or its Affiliates after the Closing Date, but excluding liabilities triggered by layoffs implemented by any Seller following the Closing Date, which liability shall be the responsibility of GSI. On or before the Closing Date, GSI shall deliver to Buyer a list of any Business Employee layoffs, by location, implemented by GSI in the 90-day period preceding the Closing Date.

(i) No Third Party Beneficiaries. This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, express or implied, shall create any third party beneficiary or other right (i) in any other person or entity, including, without limitation, any current or former employee, director, consultant or independent contractor of the GSI or any of its subsidiaries (or any other individual associated therewith or any union or collective bargaining representative thereof) or any participant in a Business Benefit Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (ii) to continued employment with GSI, Buyer or any of their respective Affiliates. Nothing in this Section 6.7, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement (including, without limitation, any Business Benefit Plan).

6.8 Use of Name for Transition Period.

(a) Following the Closing, except as otherwise expressly provided herein, Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of any Seller not included in the Acquired Assets, specifically including the “GSI” name and any variants thereof (the “Retained Marks”) and will not hold itself out as having any affiliations with any Seller.

(b) Notwithstanding the provisions of Section 6.8(a), until the finished goods inventories existing on the Closing Date have been exhausted, Buyer may utilize sales promotional aids, literature and other printed material transferred by Sellers to Buyer on the Closing Date and containing the Retained Marks, and Sellers hereby grant Buyer a non-exclusive, royalty-free, fully paid-up license to use the Retained Marks in connection with such materials, subject to the following limitations:

(i) No such material may be used by Buyer on or after the Closing Date for any purpose unless such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by Sellers:

“The GSI trademark is used under license from GSI Group”; and

(ii) Reasonably promptly following the Closing Date, Buyer will implement a plan to eliminate the use of all Retained Marks within such 180 day period.

(c) Notwithstanding the provisions of Section 6.8(a), Buyer may continue to use the Retained Marks following the Closing Date on finished goods inventories existing on the Closing Date until such inventory is exhausted, and Sellers hereby grant Buyer a non-exclusive, royalty-free, fully paid-up license to use the Retained Marks as displayed on such inventory until such inventory is exhausted, provided that (i) the Retained Marks displayed on such inventories, and (ii) the products in the inventories are not modified in any manner.

(d) Notwithstanding the provisions of Section 6.8(a), Buyer may disclose to its customers and potential customers that it is conducting the Business as a successor to Sellers from and after the Closing Date.

(e) The licenses to use the Retained Marks set forth in this Section 6.8 shall not prohibit Sellers from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. Buyer agrees that its use of the Retained Marks shall adhere to substantially similar quality standards to which Sellers and their direct and indirect subsidiaries adhered immediately prior to the Closing. Buyer acknowledges and agrees that it shall not use the Retained Marks except as provided for in this Section 6.8.

6.9 Non-Solicitation.

(a) For a period of three years from the date hereof, Sellers shall not, and shall cause their respective Affiliates not to cause, solicit, induce or encourage any employees of Sellers who are or become employees of Buyer or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; provided, however, that this Section 6.9 shall not apply (i) to general solicitations that are not specifically targeted at such individuals, or (ii) to any individual who has been terminated by Buyer or its Affiliates.

(b) The covenants and undertakings contained in this Section 6.9 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.9 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. In the event that Buyer were to seek damages for any breach of this Section 6.9, the portion of the Purchase Price which is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(c) The Parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.9 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against Sellers.

6.10 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.11 Receivables. From and after the Closing, if any Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Acquired Asset, such Seller or its Affiliate shall remit such funds to Buyer within ten (10) Business Days following the end of the then-current fiscal month. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to the applicable Seller within ten (10) Business Days following the end of the then-current fiscal month. From and after Closing, if any Seller makes any pre-scheduled payments with respect to the Assumed Liabilities, Buyer shall reimburse such Seller within ten

(10) Business Days following the end of the then-current fiscal month during which such Seller provides Buyer with reasonable evidence of payment, provided that such Seller shall have made reasonable efforts to inform Buyer of the payment being made prior to its payment in order to avoid double payment by the parties. In the event the same payable is paid by both Buyer and any Seller, then with respect to any amounts appropriately paid by Buyer, such Seller shall seek reimbursement from the applicable payee.

6.12 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

6.13 Releases.

(a) Effective at Closing, GSI, for itself, and its agents, successors, assigns, subsidiaries and Affiliates, hereby generally, irrevocably, unconditionally and completely releases and forever discharges Buyer and its agents, representatives, attorneys, advisors, subsidiaries and Affiliates and their successors, heirs and assigns, from, and hereby irrevocably, unconditionally and completely waives and relinquishes, all past, present and future disputes, controversies, actions, causes of action, claims, obligations, demands, rights, royalties, damages, costs, expenses, compensation and liabilities of any kind or nature whatsoever (whether at law or in equity; whether known or unknown; whether suspected or unsuspected; whether accrued or unaccrued; or whether alleged or unclaimed) (collectively, “Claims”) for, on account of, or in any way arising prior to Closing out of the Acquired Intellectual Property, except for any Claims (regardless of when they arise) relating to, or arising under or in connection with this Agreement or any Transaction Document.

(b) Buyer, for itself, and its agents, successors, assigns, subsidiaries and Affiliates hereby generally, irrevocably, unconditionally and completely releases and forever discharges GSI and its agents, representatives, attorneys, advisors, subsidiaries and Affiliates and their successors, heirs and assigns, from, and hereby irrevocably, unconditionally and completely waives and relinquishes, all past, present and future Claims for, on account of, or in any way arising prior to Closing out of the Acquired Intellectual Property (including, without limitation, the rights and obligations of the Parties thereunder, the relationship of the Parties created pursuant thereto, or the termination or unwinding thereof), except for any Claims (regardless of when they arise) relating to, or arising under or in connection with this Agreement or any Transaction Document.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 2.1 and Section 2.3, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Business Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Business Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 2.1 and Section 2.3, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or any Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Schedule 1.3(b)(vii) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Business Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Business Material Adverse Effect.

(f) The Customer Meetings shall have occurred and Buyer shall have been satisfied in its reasonable discretion with the results of its due diligence investigation based on such meetings of Sellers’ relationship with such customers and such customers’ perception of the products manufactured, and services provided to such customers by the Business (it being understood that (i) SEH’s deselection of GSI as a supplier in and of itself and (ii) SEH’s citation of the instability of the Business as the underlying reason for such deselection, in each case, shall not constitute a reasonable basis for Buyer’s dissatisfaction with the results of its due diligence investigation); provided, that if Buyer shall not have notified GSI of its dissatisfaction with the result of such meetings within 72 hours following any such meeting, then, for the purposes of this Section 7.2(f), Buyer shall be deemed satisfied with the results of such meeting.

(g) Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries to be received by Buyer set forth in Section 1.3(b).

7.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 3.2 and Section 3.3, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Buyer Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Buyer Material Adverse Effect), on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 3.2 and Section 3.3 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries to be received by Sellers set forth in Section 1.3(b).

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of GSI and Buyer;

(b) by Buyer by written notice to GSI if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of GSI’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by May 31, 2013, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by GSI by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from GSI; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by May 31, 2013, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or GSI in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article VIII and Article IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

9.2 No Third Party Beneficiaries. Except as provided by applicable Law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity (including with respect to any employee or former employee of Sellers, Buyer or any of their Affiliates, any New Buyer Employees, and any Business Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article IV are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

9.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

9.4 Entire Agreement. This Agreement (including the documents referred to herein) and that certain confidentiality agreement, dated January 30, 2012, previously entered into between Buyer and GSI (the “Confidentiality Agreement”) constitute the entire agreement by and between Buyer and GSI. This Agreement supersedes any prior agreements or representations by or between Buyer and Sellers, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer with the understanding that no such assignment shall relieve Buyer of its obligations hereunder, and (b) either Party may assign its rights, but not its obligations, under this Agreement to any of its secured creditors.

9.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one Business Day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer:		Copy to:

Electro Scientific Industries, Inc.		Stoel Rives LLP
13900 NW Science Park Drive		900 SW Fifth Avenue, Suite 2600
Portland, OR 97229		Portland, OR 97204
Telecopy:	(503) 671-5698	Telecopy:	(503) 220-2480
Attention:	Paul R. Oldham	Attention:	Steven H. Hull
Chief Financial Officer

If to Sellers:		Copies to:

GSI Group, Inc.		GSI Group, Inc.
125 Middlesex Turnpike		125 Middlesex Turnpike
Bedford, MA 01730		Bedford, MA 01730
Telecopy:	(781) 266-5735	Telecopy: (781) 266-5735
Attention:	Robert Buckley	Attention:	Peter Chang
	CFO		Principal Accounting Officer

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
		Telecopy:	+1 (212) 751-4864
		Attention:	James Gorton and Paul Kukish

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.9 Governing Law. Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

9.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

9.14 Submission to Jurisdiction. Subject to the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.8. Nothing in this Section 9.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.15 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; and (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

9.16 Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including the calculation, payment or reimbursement of Damages under Article IV hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article IV hereof, would have first become obligated to do so but for the operation of Section 4.5(b) hereof); provided, however, that nothing in this Section 9.16 shall be deemed to require any party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a party to violate, applicable Law or U.S. GAAP.

9.17 Waiver of Jury Trial. Each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

9.18 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

9.19 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover from the other Party reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GSI GROUP INC.

By:	/s/ Robert Buckley

Name:	Robert Buckley

Title:	Chief Financial Officer

GSI GROUP CORPORATION

By:	/s/ Robert Buckley

Name:	Robert Buckley

Title:	Chief Financial Officer

GSI GROUP CORPORATION, KOREA BRANCH

By:	/s/ Robert Buckley

Name:	Robert Buckley

Title:	Chief Financial Officer of GSI Group Corporation

GSI GROUP CORPORATION, TAIWAN BRANCH

By:	/s/ Robert Buckley

Name:	Robert Buckley

Title:	Chief Financial Officer of GSI Group Corporation

GSI GROUP JAPAN CORPORATION

By:	/s/ Robert Buckley

Name:	Robert Buckley

Title:	Director

GSI GROUP GMBH

By:	/s/ Robert Buckley

Name:	Robert Buckley

Title:	Geschaftsfuhrer

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:	/s/ Nicholas Konidaris

Print Name:	Nicholas Konidaris

Print Title:	President and Chief Executive Officer